Exhibit 99.1

BIO-RAD ANNOUNCES INTENT TO LIST ON THE

NEW YORK STOCK EXCHANGE

HERCULES, CA – October 7, 2008 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, today announced its intent to transfer trading of its stock to the New York Stock Exchange (“NYSE”) from the American Stock Exchange (“AMEX”). Bio-Rad will continue to trade its stock under two ticker symbols: BIO (for its Class A Common Stock) and BIOb (for its Class B Common Stock). The Company anticipates that trading on the NYSE Big Board will begin on or about October 24, 2008.

“We are pleased to join the New York Stock Exchange and believe our shareholders will benefit from the NYSE’s brand, reputation, and trading efficiencies,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer.

“We welcome Bio-Rad Laboratories’ decision to list on the New York Stock Exchange,” said Duncan L. Niederauer, CEO, NYSE Euronext. “For over 50 years, Bio-Rad has built a reputation of being a leading innovator of tools and services in the life science research and clinical diagnostics markets. With the company’s move to the NYSE, Bio-Rad joins the premier marketplace for the global leaders in the healthcare industry. We welcome the Bio-Rad team and look forward to providing the highest levels of market quality and service to the company and its shareholders.”

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb) has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs over

6,300 people globally and had revenues approaching $1.5 billion in 2007. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

For more information, contact:

Tina Cuccia, Corporate Communications Manager

Bio-Rad Laboratories, Inc.

510-724-7000

tina_cuccia@bio-rad.com